Exhibit 11.11

FOREIGN EXCHANGE AND BULLION INVESTMENT MANAGER AGREEMENT (the “Agreement”), dated as of July 12, 2017 between JPMorgan Chase Bank, National Association (“JPMC”), and Graham Capital Management L.P. (the “Investment Manager”).

WHEREAS, JPMC has entered into a Foreign Exchange and Bullion Authorization Agreement dated as of July 12, 2017 (as may be amended or supplemented from time to time) (a “Fund Authorization Agreement”) with CMF Graham Capital Master Fund L.P. (the “Fund”);

WHEREAS the Investment Manager has entered into an Amended and Restated Advisory Agreement dated as of March 30, 2006 (as may be amended or supplemented from time to time) with the Fund (the “Investment Management Agreement”) ;

WHEREAS, JPMC may enter into a Master Foreign Exchange Give-Up Agreement (a “Give-Up Agreement”) with a third party (a “Dealer”) substantially in the form attached in Annex 1;

WHEREAS, pursuant to the Fund Authorization Agreement and subject to the terms of the relevant Give-Up Agreement, JPMC may, in its discretion, authorize the Investment Manager acting on behalf of the Fund to enter into (i) Designated Transactions on behalf of JPMC with a Dealer by executing and delivering to such Dealer a Designation Notice under the Give-Up Agreement between JPMC and such Dealer in which the Investment Manager is designated as the Agent and (ii) ETS Transactions on an ET System with one or more ETS Counterparties and/or with JPMC directly, subject to compliance with financial limits (“ETS Limits”) and other restrictions established by JPMC on such ET System or otherwise.

WHEREAS, pursuant to the terms of the relevant Fund Authorization Agreement and subject to the terms and conditions set forth in this Agreement, if JPMC is liable in respect of a Designated Transaction or ETS Transaction under the terms of the Fund Authorization Agreement, the Fund shall be deemed to have entered into an Offsetting Transaction or Direct Transaction (as defined in the Fund Authorization Agreement); and

WHEREAS, pursuant to the terms of the Fund’s Investment Management Agreement, the Fund has authorized the Investment Manager acting on its behalf to enter into: (i) Designated Transactions and/or ETS Transactions on behalf of JPMC with a Dealer and (ii) any Offsetting Transactions on its behalf pursuant to the Fund Authorization Agreement.

NOW, THEREFORE, in consideration of the representations and premises set forth herein, JPMC and the Investment Manager hereby agree as follows:

1. Terms used in this Agreement without definition have the meanings as set forth in Annex 1 hereto.

2. Investment Manager agrees that (i) Designated Transactions entered into shall be limited to the types set forth in the applicable Designation Notice and to the restrictions set forth in such Designation Notice (including, without limitation, restrictions relating to Permitted Currencies, Permitted Bullion Types (if applicable), and Maximum Tenor), (ii) any such authorization in respect of any particular Dealer is expressly limited to a Net Open Position not to exceed the Net Open Position Limit and/or a Bullion NOP not to exceed the Bullion NOP Limit set forth in the applicable Designation Notice, as applicable; (iii) it will not enter into any transaction on an ET System that (a) causes any ETS Limit to be exceeded or further exceeded, (b) is not an authorized ETS Transaction, (c) involves a currency other the currencies specified by JPMC on the ET System, (d) involves a type of Bullion other the types of Bullion specified by JPMC on the ET System or otherwise, or (e) otherwise does not comply with any restrictions established by JPMC from time to time and notified to the Investment Manager.

3. The Investment Manager will promptly notify JPMC, by such means and at such contact details as set forth in Section 8 hereto, of (i) the Material Terms (as defined below) of each Designated Transaction and/or each ETS Transaction entered into on behalf of JPMC with a Dealer or ETS Counterparty by the Investment Manager acting on behalf of the Fund (ii) the identity of such Dealer, or ETS Counterparty(ii) the Fund that is party to the corresponding Offsetting Transaction(s), and (iv) the allocations of the amounts or quantities involved in such Offsetting Transaction(s) to such Fund that is a party to the corresponding Offsetting Transaction(s) (such notice, an “Investment Manager Allocation Notice”). For the avoidance of doubt, such notification shall be given by the Investment Manager as agent for the Fund. “Material Terms” means (i) the Settlement Date, amounts of each currency to be delivered by each party, and any other terms considered material in the market and (ii) for Designated Option Transactions, the amounts of each currency, the type (e.g., American or European) of option, the strike price, premium, exercise date, and any other terms considered material in the market.

4. If JPMC is liable in respect of a Designated Transaction under the terms of the applicable Give-Up Agreement entered into by the Investment Manager, JPMC and each Fund identified by the Investment Manager in the relevant Investment Manager Allocation Notice shall be deemed to have entered into an Offsetting Transaction.

5. (a) The Investment Manager represents and warrants to JPMC as of the date of this Agreement and as of the trade date of each Designated Transaction and/or ETS Transaction and Offsetting Transaction that: (i) it has authority to enter into this Agreement on its own behalf; (ii) it has the authority to enter into a single aggregate Designated Transaction and/or ETS Transaction on behalf of JPMC and such Offsetting Transaction on behalf of all the Funds; (iii) the persons executing this Agreement and entering into such Designated and Offsetting Transaction have been duly authorized to do so; and (iv) this Agreement is binding upon it and enforceable against it in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)) and does not and will not violate the terms of any agreements to which such party is bound.

(b) JPMC represents and warrants to the Investment Manager as of the date of this Agreement and as of the date of its entry into of each Offsetting Transaction that: (i) it has authority to enter into this Agreement and such Offsetting Transaction; (ii) the persons executing this Agreement and entering into such Offsetting Transaction have been duly authorized to do so; and (iii) this Agreement is binding upon it and enforceable against it in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)) and does not and will not violate the terms of any agreements to which such party is bound.

6. No party may assign, transfer, or charge or purport to assign, transfer, or charge, any of its rights or its obligations under this Agreement or any interest therein without the prior written consent of the other parties, and any purported assignment, transfer, or charge in violation of this Section 6 shall be void.

7. The parties agree that each party may electronically record all telephonic conversations between any parties relating to the subject matter of this Agreement and that any such tape recordings may be submitted in evidence in any suit, action, or other proceeding relating to this Agreement or any Offsetting Transaction (“Proceedings”).

8. Unless otherwise agreed, all notices, instructions and other communications to be given to a party under this Agreement shall be given electronically (through e-mail, or otherwise), or to the address, facsimile number, or telephone number specified by such party on the signature page hereof (or such other contact details of which one party notifies the other party). Each notice, instruction, or communication hereunder shall be effective upon receipt; provided, however, that if a notice, instruction, or communication is received by JPMC (i) in New York, after 5:00 p.m. (New York time) on a New York Business Day or on a day that is not a New York Business Day, such notice shall be effective on the immediately succeeding New York Business Day, (ii) in New York, before 9:00 a.m. (New York time) on a New York Business Day, such notice shall be effective at 9:00 a.m. (New York time) on that New York Business Day, (iii) in London, after 5:00 p.m. (London time) on a London Business Day or on a day that is not a London Business Day, such notice shall be effective on the immediately succeeding London Business Day, and (iv) in London, before 9:00 a.m. (London time) on a London Business Day, such notice shall be effective at 9:00 a.m. (London time) on that London Business Day.

9. Either JPMC or the Investment Manager may terminate this Agreement at any time by written notice to the other party. JPMC may terminate this Agreement as it applies to any Fund at any time by written notice to the Investment Manager. Notwithstanding any termination of this Agreement pursuant to this Section 9, such termination shall not affect any outstanding Offsetting Transactions entered into in accordance with this Agreement and the provisions of this Agreement shall continue to apply in respect of such Offsetting Transactions until all the obligations of each party to the other parties under this Agreement have been fully performed.

10. In the event any one or more of the provisions contained in this Agreement is held invalid, illegal, or unenforceable in any respect under the law of any jurisdiction, the validity, legality, and enforceability of the remaining provisions under the law of such jurisdiction, and the validity, legality, and enforceability of such and any other provisions under the law of any other jurisdiction, shall not in any way be affected or impaired thereby.

11. No indulgence or concession granted by a party and no omission or delay on the part of a party in exercising any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

12. No amendment, modification, or waiver of this Agreement will be effective unless in writing executed by each of the parties.

13. In the event of any inconsistency between the terms of this Agreement and the terms of the Fund Authorization Agreement, the terms of that Fund Authorization Agreement shall prevail.

14. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to conflict of laws provisions. With respect to any suit, action, or proceedings relating to this Agreement (“Proceedings”), each party irrevocably (i) submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have jurisdiction over such party. Nothing in this Agreement precludes a party from bringing Proceedings in any other jurisdiction nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

15. Each party hereby irrevocably waives any and all right to trial by jury in any Proceedings.

16. This Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original. This Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect thereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION		GRAHAM CAPITAL MANAGEMENT L.P.

By:	/s/ Leila Safai	By:	/s/ Paul Sedlack
Name: Leila Safai		Name: Paul Sedlack
Title: Vice President		Title: COO
Address: JPMorgan Chase Bank, N.A.		Address: 40 Highland Avenue Rowayton, CT 06853
Attention: Elizabeth Percontino		Attention: Legal Department
Facsimile Number: (212) 622-3491		Facsimile Number: 203-899-3500
Address for Notices Under Section 8:
4 New York Plaza
Floor 21
New York, NY 10004

Annex 1

Exhibit B

J.P.Morgan

MASTER FOREIGN EXCHANGE AND BULLION GIVE-UP AGREEMENT, dated as of [] (the “Agreement”), between JPMorgan Chase Bank, N.A. (“JPMC”) and [] (the “Dealer”).

In consideration of the representations and premises set forth herein, JPMC and the Dealer hereby agree as follows:

1. All capitalized terms used herein without definition shall have the meanings set forth in the 1998 FX and Currency Option Definitions (published by the International Swaps and Derivatives Association, Inc., the Emerging Markets Traders Association and The Foreign Exchange Committee). The following terms shall have the following meanings:

“Agent” means each entity designated as such in a Designation Notice.

“Bullion” has the meaning set forth in the 2005 ISDA Commodity Definitions.

“Bullion NOP” means, with respect to Designated Transactions entered into by an Agent, an amount calculated by JPMC as follows:

(i) for Designated Bullion Option Transactions, (x) determine the delta equivalent of each Designated Bullion Option Transaction, (y) for each type of Bullion, aggregate and net the delta equivalents owed by the Dealer to JPMC or owed by JPMC to the Dealer, and (z) aggregate (without netting) the amounts determined pursuant to subclause (y) immediately above in respect of those types of Bullion with respect to which the Dealer owes a net amount to JPMC plus the amounts determined pursuant to subclause (y) immediately above in respect of types of Bullion with respect to which JPMC owes a net amount to the Dealer;

(ii) for each Designated Bullion Trade Transaction, (x) determine the Dollar Value for each type of Bullion owed by the Dealer to JPMC or owed by JPMC to the Dealer under such Designated Bullion Trade Transaction, (y) for each type of Bullion, determine the net Dollar Value amount owed by the Dealer to JPMC or owed by JPMC to the Dealer by summing the Dollar Values of all long and short positions in such Bullion as determined pursuant to subclause (x) immediately above, and (z)

aggregate (without netting) the amounts determined pursuant to subclause (y) immediately above in respect of types of Bullion with respect to which the Dealer owes a net amount to JPMC plus the amounts determined pursuant to subclause (y) immediately above in respect of types of Bullion with respect to which JPMC owes a net amount to the Dealer; and

(iii) aggregate the amounts determined pursuant to subclauses (i) and (ii) immediately above.

“Bullion Option” has the meaning set forth in the 2005 ISDA Commodity Definitions.

“Bullion Trade” has the meaning set forth in the 2005 ISDA Commodity Definitions.

“Designated Bullion Trade Transaction” means a Designated Transaction that is a Bullion Trade entered into by an Agent on behalf of JPMC in accordance with this Agreement.

“Designated Bullion Option Transaction” means a Designated Transaction that is a Bullion Option entered into by an Agent on behalf of JPMC in accordance with this Agreement.

“Designated FX Transaction” means a Designated Transaction that is an FX Transaction entered into by an Agent on behalf of JPMC in accordance with this Agreement.

“Designated Option Transaction” means a Designated Transaction that is a Currency Option Transaction entered into by an Agent on behalf of JPMC in accordance with this Agreement.

“Designated Transactions” has the meaning set forth in Section 2(a).

“Designation Notice” means a notice substantially in the form of Exhibit A hereto from JPMC to the Dealer.

“Dollar Value” means (i) with respect to an amount of currency at any time, (y) if such currency is USD, such amount and (z) in all other cases, the amount of USD which could be purchased at the spot market rate against delivery of such amount of currency and (ii) in respect of a quantity of Bullion at any time, the amount of USD payable at the spot market rate for the purchase of the relevant quantity of Bullion. The spot market rate shall be determined by JPMC (in good faith and in a commercially reasonable manner) to be the spot market rate available to JPMC at such time in a foreign exchange or Bullion market, as the case may be, reasonably selected by JPMC in which the currency or Bullion is traded. If JPMC is unable to obtain a spot market rate pursuant to the immediately preceding sentence, JPMC will determine the applicable rate in good faith and in a commercially reasonable manner.

“Material Terms” means (i) for Designated FX Transactions, the Settlement Date, amounts of each currency to be delivered by each party, and any other terms considered material in the market, (ii) for Designated Option Transactions, the amounts of each currency, the style (e.g., American or European) of option, the strike price, premium, expiration date, and any other terms considered material in the market, (iii) for Designated Bullion Trade Transactions, the

Trade Date, Purchaser, Seller, Bullion, number of Ounces, Contract Price, Value Date, and any other material terms and (iv) for Designated Bullion Option Transactions, Trade Date, Buyer, Seller, Bullion, number of Ounces, style, type, Strike Price, Expiration Date, Settlement Date, Premium, Premium Payment Date, and any other material terms (terms used in subsection (iii) and (iv) in this definition have the means set forth in the 2005 ISDA Commodity Definitions).

“Net Daily Settlement Amount” means, with respect to Designated Transactions entered into by an Agent for any Settlement Date, the aggregate amount owed by the Dealer to JPMC calculated by JPMC as follows:

(A)

for each such Designated Transaction (excluding, for this purpose, any option premia that may be owed to JPMC and assuming (1) in respect of any Designated Option Transaction, the exercise thereof on its expiration date and (2) in respect of any Non-Deliverable FX Transaction, the actual exchange of the amounts of the relevant currencies), determine the Dollar Value for each currency (including USD) owed by the Dealer to JPMC or owed by JPMC to the Dealer under such Designated Transaction;

(B)

for each currency (including USD), determine the net Dollar Value amount owed by the Dealer to JPMC or owed by JPMC to the Dealer by summing the Dollar Values of all long and short positions in such currency as determined pursuant to subclause (A) immediately above; and

(C)	aggregate the Dollar Value(s) for all currencies determined pursuant to subclause (B) immediately above in respect of which the Dealer owes a net aggregate amount to JPMC.

“Net Open Position” means, with respect to Designated Transactions entered into by an Agent, the aggregate amount owed by the Dealer to JPMC, calculated by JPMC as follows:

(A)	in respect of Designated FX Transactions:

(i) for each Designated FX Transaction (assuming, in respect of any Non-Deliverable FX Transaction, the actual exchange of the amounts of the relevant currencies), determine the Dollar Value for each currency (including USD) owed by the Dealer to JPMC or owed by JPMC to the Dealer under such Designated FX Transaction;

(ii) for each currency (including USD), determine the net Dollar Value amount owed by the Dealer to JPMC or owed by JPMC to the Dealer by summing the Dollar Values of all long and short positions in such currency as determined pursuant to subclause (i) immediately above;

(B) in respect of Designated Option Transactions, (i) determine the delta equivalent of each leg of the Currency Pair in respect of each Designated Option Transaction, (ii) for each currency, aggregate and net the delta equivalents of amounts in such currency (assuming exercise of each Designated Option Transaction on its expiration date) deliverable to JPMC and payable by JPMC, and (iii) for each currency, add the net delta equivalent for such currency to the net Dollar Amount determined in respect of such currency pursuant to clause (A)(ii); and

(C) aggregate the amounts determined pursuant to clause (B)(iii) in respect of currencies with respect to which the Dealer owes a net aggregate amount to JPMC.

“Proceedings” means any suit, action or other proceedings relating to this Agreement.

“USD” means the lawful currency of the United States of America.

2. (a) JPMC may, from time to time, authorize an entity designated as an Agent in a Designation Notice to enter into the types of transactions (the “Designated Transactions”) set forth in the applicable Designation Notice on its behalf with the Dealer. Such authorization shall be subject to the restrictions specified in the applicable Designation Notice in respect of the relevant Designated Transactions (including, without limitation, restrictions relating to Permitted Currencies, Permitted Bullion Types, and Maximum Tenor). Not in limitation of any other restrictions on Designated Transactions, any such authorization in respect of any particular Agent to enter into Designated Transactions on behalf of JPMC is expressly limited to a Net Daily Settlement Amount not to exceed the Settlement Limit and a Net Open Position not to exceed the Net Open Position Limit and a Bullion NOP not to exceed the Bullion NOP Limit set forth in the applicable Designation Notice. Such Settlement Limit, Net Open Position Limit, and Bullion NOP Limit shall apply only to Designated Transactions entered into by such Agent on behalf of JPMC with the Dealer.

(b) Each Designation Notice shall supplement, be governed by, and form a part of this Agreement.

3. JPMC may at any time in its sole discretion, by notice to the Dealer, amend the terms of any Designation Notice or terminate the authority of any Agent. Any such notice by JPMC shall be effective one (1) hour after receipt thereof by the Dealer and shall not affect any Designated Transactions entered into by the Agent on behalf of JPMC with the Dealer before JPMC’s notice becomes effective.

4. The Dealer shall promptly notify JPMC of the Material Terms of each Designated Transaction entered into by an Agent on behalf of JPMC and the identity of such Agent by Reuters, e-mail, or such other method(s) to which JPMC and the Dealer mutually agree (or by means of telephonic communication if Reuters or any agreed alternative method is not available or operational) (a “Dealer Notice”). The Dealer acknowledges that (i) each Agent has agreed to provide a notice (an “Agent Notice”) to JPMC of the Material Terms of each Designated Transaction entered into by such Agent on behalf of JPMC, setting forth the Material Terms and the identity of the relevant Dealer, and (ii) JPMC has no liability for the failure of any Agent to provide an Agent Notice.

5. JPMC and the Dealer agree that JPMC will only be liable for a Designated Transaction if (i) such Designated Transaction is of the type, and otherwise complies with the restrictions, set forth in the Designation Notice relating to the Agent entering into such Designated Transaction, (ii) giving effect to such Designated Transaction will not cause the Net Daily Settlement Amount to exceed or further exceed the applicable Settlement Limit or the Net Open Position to exceed or further exceed the applicable Net Open Position Limit (without the written consent of JPMC) or the Bullion NOP to exceed or further exceed the applicable Bullion NOP Limit, (iii) the Dealer and such Agent have agreed to the Material Terms of such Designated Transaction, (iv) such Designated Transaction has been booked by the Dealer at a Specified Office identified in the applicable Designation Notice, and (v) JPMC has received an Agent Notice and Dealer Notice in respect of such Designated Transaction setting forth matching Material Terms.

6. JPMC shall notify the Dealer within two hours after JPMC’s receipt of the later of the Agent Notice or the Dealer Notice if (i) the Material Terms set forth in the Agent Notice differ from the Material Terms set forth in the Dealer Notice or (ii) JPMC is not liable for such Designated Transaction because the Designated Transaction does not satisfy the criteria set forth in subsections (i) through (v) of Section 5. JPMC shall notify the Dealer within three hours after JPMC’s receipt of the Dealer Notice if JPMC does not receive an Agent Notice in respect of such Designated Transaction.

7. (a) Each Designated Transaction entered into hereunder shall be confirmed by the Dealer and JPMC to each other in accordance with their standard practice and shall be subject to the Master Agreement identified in the applicable Designation Notice. [For the avoidance of doubt, each Designated Transaction shall be subject to the Master Confirmation Agreement for Non-Deliverable Forward FX Transactions [and the Master Confirmation Agreement for Non-Deliverable Currency Option Transactions] between JPMC and the Dealer.] No Agent may make or receive deliveries of currencies or Bullion on behalf of JPMC, or give any directions in respect of deliveries of currencies or Bullion, in connection with any Designated Transaction. Notwithstanding anything to the contrary set forth in a confirmation of any Designated Option Transaction or Designated Bullion Option Transaction, any such Designated Option Transaction or Designated Bullion Option Transaction may be exercised by JPMC or the Agent that entered into such Designated Option Transaction or Designated Bullion Option Transaction on behalf of

JPMC. Notwithstanding anything to the contrary in this Agreement, with respect to Designated Bullion Trade Transactions and Designated Bullion Option Transactions, unless the parties otherwise agree in writing, (i) Settlement by Delivery will be deemed to apply for all Designated Transactions, and (ii) the Delivery Location for Designated Transactions entered into by the relevant Agent on our behalf will be London, England.

[(b) Notwithstanding anything to the contrary in the Agreement, the following shall apply if JPMC and the Dealer are not parties to a Master Confirmation Agreement for Non-Deliverable Forward FX Transactions: if, on the Trade Date of a Designated Transaction that is a Non-Deliverable FX Transaction (a “NDF Transaction”), template terms for the confirmation of a NDF Transaction in the Currency Pair that is the subject of such Designated Transaction are recommended by EMTA, Inc. (“EMTA”) or a recognized successor and have an effective date that falls on or before such Trade Date (“Relevant NDF EMTA Template”), then all of the terms of such Relevant NDF EMTA Template (published and available at www.emta.org or any successor website) shall apply to such Designated Transaction, except to the extent otherwise agreed in writing by JPMC and the Dealer.

(c) Notwithstanding anything to the contrary in this Agreement, the following shall apply if JPMC and the Dealer are not parties to a Master Confirmation Agreement for Non-Deliverable Currency Option Transactions (European Style) between them: if, on the Trade Date of a Designated Transaction that is a Non-Deliverable Currency Option Transaction (a “NDO Transaction”), template terms for the confirmation of a NDO Transaction in the Currency Pair that is the subject of such Designated Transaction are recommended by EMTA or a recognized successor and have an effective date that falls on or before such Trade Date (“Relevant Option EMTA Template”), then all of the terms of such Relevant Option EMTA Template (published and available at www.emta.org or any successor website) shall apply to such Designated Transaction, except to the extent otherwise agreed in writing by JPMC and the Dealer. For the avoidance of doubt, if a Relevant EMTA NDF Template in the case of a NDF Transaction or Relevant Option EMTA Template in the case of a NDO Transaction becomes effective after the Trade Date of an Designated Transaction, such Relevant NDF EMTA Template or Relevant Option EMTA Template, as the case may be, shall not apply to or amend the terms of the relevant Designated Transaction, unless otherwise agreed between JPMC and the Dealer.]

8. For the purpose of calculating Net Daily Settlement Amount and Net Open Position, a Designated Option Transaction sold by JPMC and owned by the Dealer shall be discharged and terminated together with a Designated Option Transaction sold by the Dealer and owned by JPMC upon satisfying the following criteria:

(i)	each Designated Option Transaction being with respect to the same Put Currency and Call Currency;

(ii)	each having the same Expiration Date and Expiration Time;

(iii)	each being of the same style, i.e. either both being American Style Options or both being European Style Options;

(iv)	each having the same Strike Price;

(v)	each being transacted by the same pair of offices of the Dealer and JPMC; and

(vi)	neither of which shall have been exercised by delivery of a Notice of Exercise.

Where the relevant Designated Option Transactions are for different amounts of the Currency Pair, such Designated Option Transactions shall be partially discharged and terminated for the purpose of calculating Net Daily Settlement Amount and Net Open Position.

9. Each party represents and warrants to the other party as of the date of this Agreement and as of the date of each Designated Transaction entered into in accordance with this Agreement that: (i) it has authority to enter into this Agreement and such Designated Transaction; (ii) the persons executing this Agreement and entering into such Designated Transaction have been duly authorized to do so; and (iii) this Agreement is binding upon it and enforceable against it in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)) and does not and will not violate the terms of any agreements to which such party is bound.

10. Neither party may assign, transfer, or charge or purport to assign, transfer, or charge, any of its rights or its obligations under this Agreement or any interest therein without the prior written consent of the other party, and any purported assignment, transfer, or charge in violation of this Section 10 shall be void.

11. The parties agree that each party may electronically record all telephonic conversations between the parties relating to the subject matter of this Agreement and that any such tape recordings may be submitted in evidence in any Proceedings.

12. Unless otherwise agreed, all notices, instructions and other communications to be given to a party under this Agreement shall be given electronically (over e-mail or otherwise), or to the address, facsimile number, Reuters address, or telephone number specified by such party on the signature page hereof (or such other contact details of which one party notifies the other party). Each notice, instruction, or communication hereunder (including without limitation, any Agent Notice or Dealer Notice) shall be effective upon receipt; provided, however, that if a notice, instruction, or communication is received by JPMC (i) in New York, after 5:00 p.m. (New York time) on a New York Business Day or on a day that is not a New York Business Day, such notice shall be effective on the immediately succeeding New York Business Day, (ii) in New York, before 9:00 a.m. (New York time) on a New York Business Day, such notice shall be effective at 9:00 a.m. (New York time) on that New York Business Day, (iii) in London, after 5:00 p.m. (London time) on a London Business Day or on a day that is not a London Business Day, such notice shall be effective on the immediately succeeding London Business Day, and (iv) in London, before 9:00 a.m. (London time) on a London Business Day, such notice shall be effective at 9:00 a.m. (London time) on that London Business Day.

13. Either party may terminate this Agreement at any time by written notice to the other party; provided, however, that any such termination shall not affect any outstanding Designated Transactions entered into in accordance with this Agreement, and the provisions of this

Agreement shall continue to apply in respect of such Designated Transactions until all the obligations of each party to the other party under this Agreement have been fully performed.

14. In the event any one or more of the provisions contained in this Agreement is held invalid, illegal, or unenforceable in any respect under the law of any jurisdiction, the validity, legality, and enforceability of the remaining provisions under the law of such jurisdiction, and the validity, legality, and enforceability of such and any other provisions under the law of any other jurisdiction, shall not in any way be affected or impaired thereby.

15. No indulgence or concession granted by a party and no omission or delay on the part of a party in exercising any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

16. No amendment, modification, or waiver of this Agreement will be effective unless in writing executed by each of the parties.

17. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to conflict of laws provisions. With respect to any Proceedings, each party irrevocably (i) submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have jurisdiction over such party. Nothing in this Agreement precludes a party from bringing Proceedings in any other jurisdiction nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

18. Each party hereby irrevocably waives any and all right to trial by jury in any Proceedings.

19. This Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

JPMORGAN CHASE BANK, N.A.	[ ]

By:	By:
Name:	Name:
Title:	Title:
Address: 4 New York Plaza 21st Floor New York, N.Y. 10004	Address:
Attention: Elizabeth Percontino	Attention:
Facsimile Number: 646-622-3491	Facsimile Number:
Telephone Number: 212-623-2485	Telephone Number:

E-mail:	E-mail:

Addresses for Dealer Notices:

New York Branch

Attention: Client Services Manager

383 Madison, 11th Floor

New York, NY 10179

Facsimile Number: 646-534-0646

Reuters Direct Dealing: JPPB

Telephone Number: 212-622-9563

London Branch

Attention: Client Services Manager

25 Bank Street, 6th Floor Canary Wharf

London, E14 5JP

Reuters Direct Dealing: JPPS

Telephone Number: +44 (0) 207 134 8086

Exhibit A

DESIGNATION NOTICE

[FX and Bullion will be bifurcated under separate Designation Notices]

[    ]

[    ]

Ladies and Gentlemen:

JPMorgan Chase Bank and [    ] are parties to a Master Foreign Exchange Give-Up Agreement dated as of [    ] (the “Agreement”). All capitalized terms used in this Designation Notice without definition shall have the meanings given to such terms in the Agreement.

1. Agent: [    ]

2. Designated Transactions: [spot] [forward] [[Deliverable] [Non-Deliverable] FX Transactions] [[Deliverable and Non-Deliverable European Vanilla Options], [At Expiration Digital Options], [American Style Single Barrier - Knock In Options], [American Style Single Barrier - Knock Out Options], [American Style Single Barrier - Reverse Knock In Options], [American Style Single Barrier - Reverse Knock Out Options]] [all defined in Schedule I hereto] [Bullion Trades] [Bullion Options]

3.	Permitted Currencies:

Deliverable FX Transactions and Currency Option Transactions: [ ]

Non-Deliverable FX Transactions and Currency Option Transactions: [ ]

Unless JPMC and the Dealer agree in writing, Designated Transactions that involve THB shall be deemed to be offshore Designated Transactions that are limited to Non-Resident Thai Baht Account (and all regulations, guidelines and limits applicable to such accounts) settled transactions only.

4.	Permitted Bullion: [ ]

5.	Maximum Tenor: [ ] from Trade Date

6.	Settlement Limit: [ ]

7.	Net Open Position Limit: [ ]

8.	Bullion NOP Limit: [ ]

9.	Specified Offices: For JPMC:

For Dealer:

10. Master Agreement: The [ISDA][IFEMA][ICOM] Master Agreement between JPMC and the Dealer dated as of [], as amended from time to time

Very truly yours,

JPMORGAN CHASE BANK

By:
Title:

Agreed to by:

[ ]

By:
Title:

Schedule I

“European Vanilla Option”	means a style of Currency Option Transaction pursuant to which the right or rights are exercisable only at the Expiration Time.

“At Expiration Digital Option”

means a European style Binary Currency Option Transaction whereby the Buyer of the option receives the fixed payout at the Expiration Time upon the occurrence or non-occurrence of the specified Barrier Event.

“American Style Single Barrier Knock-In Option”

means a single barrier currency Option Transaction with one American Style Knock-In Barrier active from the time of purchase to the Expiration Time, where the barrier can only be hit if the option is moving out of the money, or losing value; if knocked in, the pay-off becomes the same as an European style vanilla option, otherwise pay-off is zero, this includes both down and in calls, and up and in puts.

“American Style Single Barrier Knock-Out Option”

means a Single Barrier Currency Option Transaction with one American style Knock-Out Barrier active from the time of purchase to the Expiration Time where the barrier can only be hit if the option is moving out of money, or losing value; if knocked out, the pay-off is zero, otherwise the pay-off becomes the same as an European style vanilla option this includes both down and out calls, and up and out puts.

“American Style Single Barrier Reverse Knock-In Option”

means a Single Barrier Currency option Transaction with one American Style Knock-in Barrier active from the time of purchase to the Expiration Time, where the barrier can only be hit as the option is moving in to the money or gaining value; if knocked in, the pay-off becomes the same as an European style vanilla option, otherwise zero, this includes both up and in calls, and down and in puts.

“American Style Single Barrier Reverse Knock-Out Option”

means a Single Barrier Currency Option Transaction with one American Style Knock-Out Barrier active from the time of purchase to the Expiration Time where the barrier can only be hit as the option moves into the money or gaining value; if knocked out, the pay-off is zero, otherwise the pay-off becomes the same as an European style vanilla option this includes both up and out call, and down and out put.